Argentex Drills 13.0 Meters Grading 525.1 g/t Ag within the Tranquilo Vein System; Exploration Program at Pinguino Project, Argentina Continues to Deliver Strong Silver Results

Vancouver, B.C., June 2, 2011 -- Argentex Mining Corporation (TSX-V: ATX, OTCBB: AGXM) is pleased to release additional drill results from its ongoing 2011 exploration program at its 100%-owned Pinguino Project in Santa Cruz, Argentina.

Approximately 19,000 meters of drilling have been completed to-date in 203 holes during 2011. Testing of silver and gold targets first identified in 2010 at Tranquilo and Marta Este have provided excellent silver results over large intervals. These new drill results extend the original discovery area and expand the potential of the high-grade zone within the Tranquilo mineralized vein system.

Results below are from the most recent 12 holes:

Drill Hole	From (m)	To (m)	Interval (m)*	Gold (g/t)	Silver (g/t)
Marta Este vein
P367-11 (A)	74.00	75.30	1.30	0.27	149.0
P367-11 (B)	145.50	159.80	14.30	0.14	33.0
including	147.65	148.60	0.95	0.76	104.0
and including	155.20	157.40	2.20	0.05	50.4
P368-11	104.40	106.00	1.60	0.42	198.4
and	124.00	130.70	6.70	0.21	90.4
and	198.75	200.00	1.25	0.60	131.3
Tranquilo vein
PR01-11	30.00	60.00	30.00	0.07	142.3
including	40.00	56.00	16.00	0.09	210.4
PR04-11	79.00	106.00	27.00	0.12	264.0
including	88.00	101.00	13.00	0.22	525.1
PR07-11 (A)	20.00	22.00	2.00	0.00	26.7
PR07-11 (B)	33.00	34.00	1.00	0.02	40.2
PR09-11	27.00	30.00	3.00	0.01	19.8
PR10-11	61.00	65.00	4.00	0.25	52.5
PR12-11	114.00	137.00	23.00	0.05	67.4
including	134.00	137.00	3.00	0.17	234.0
P360-11	84.75	89.30	4.55	0.01	60.2
including	84.75	85.65	0.90	0.04	265.0
P361-11	122.50	123.10	0.60	0.02	28.3
*True widths are estimated to be 85-90% of the stated interval
“P” represents core holes, “PR” represents RC holes

“Consistent positive drill results from Pinguino continue to add silver resources to the project as we push towards the goal of delivering a new updated mineral resource update,” commented Ken Hicks, President of Argentex.  “The Tranquilo vein system is exciting noting the strength, persistence and size of the Tranquilo mineralized system within the region. Drill testing of this structure, which was first explored in late 2010, intersected the largest interval of high-grade silver of over 2,400 g/t Ag over 6.0 meters. The silver zone continues to expand along strike and to depth.”

Results

The table above displays selected analytical results from a total of 12 reverse circulation and core holes; 3 holes from Marta Este, 9 holes from Tranquilo. A map of drill hole collars is available on our web site at www.argentexmining.com.

About Pinguino

Argentex’s Pinguino property is located in Argentina’s Patagonia region, within the Deseado Massif of Santa Cruz province. Argentex believes that recent high-grade silver discoveries within newly tested structures of the district scale vein system at Pinguino show potential for the development of a significant silver resource.

The Deseado Massif is an active region of mining with four precious metal mines currently in production, and includes multiple active advanced and early stage exploration projects.

Quality Assurance

Samples selected for analysis are sent to Acme Analytical Laboratories’ sample preparation lab in Mendoza, Argentina.  From there, sample pulps are sent to Santiago, Chile for fire assay gold analysis and to Vancouver, Canada for Group 1DX multi-element MS-ICP analysis.  Samples with over-limit zinc, lead, silver and/or copper are reanalyzed using an ore-grade high detection limit 7AR analysis, also conducted in Vancouver.  Acme Analytical Laboratories is an accredited ISO 9000:2001 full-service commercial laboratory with its head office in Vancouver. Referee analyses will be carried out by Alex Stewart (assayers) Argentina S.A. in Mendoza, Argentina.  Argentex, Acme and Alex Stewart all maintain comprehensive and independent Quality Control/Quality Assurance programs.

Exploration on the Pinguino property is being conducted under the supervision of Mr. Kenneth Hicks, P.Geo. Argentex's President and a "Qualified Person" (QP) as defined by Canada's National Instrument 43-101.

About Argentex:

Argentex Mining Corporation is an exploration company focused on the discovery of silver, gold and polymetallic deposits on its advanced late-stage exploration projects in the Patagonia region of southern Argentina.

In 2011, Argentex is currently advancing its highly prospective projects in Santa Cruz province, focusing primarily on its 100%-controlled Pinguino project.  An early 2011 drill program of approximately 17,000 meters has been increased to a minimum of 20,000 meters because of positive results to date.  More than 11,200 meters of RC drilling and 7,700 meters of core drilling have been completed in 2011. About 55,000 meters of drilling has been completed on the project to date.

Argentex's 10,000-hectare Pinguino property is located in Argentina's Patagonia region, within the Deseado Massif of Santa Cruz province. Pinguino is easily accessible, situated approximately 400 meters above sea level in low-relief topography.  An existing system of all-weather roads provides year-round access to the property.

In total, Argentex owns 100% of the mineral rights to more than 35 projects located within approximately 307,981 acres (124,636 hectares) of highly prospective land located in the Santa Cruz and Rio Negro provinces of Argentina. Shares of Argentex common stock trade on the TSX Venture Exchange under the symbol ATX and on the OTCBB under the symbol AGXM.

In addition to the recent drill results, Argentex also announces that on May 27, 2011 one of its investors exercised share purchase warrants pursuant to which it purchased 72,500 of the Company’s common shares at an exercise price of CDN$0.90 per share for approximately $66,700 ($CDN 65,250).

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

On behalf of Argentex Mining Corporation:

"Ken E. Hicks"
President

For additional information please contact:

Peter A. Ball
Executive Vice President Corporate Development
Phone: 604-568-2496 (ext. 103) or 1-888-227-5285 (ext. 103)
Email:  peter@argentexmining.com

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties.  Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements in this news release include statements about the company’s belief that these new results extend the original 2010 discovery area and expand the potential of the high grade zone within the Tranquilo system, its goal of delivering a new updated mineral resource update and its belief that recent high-grade silver discoveries within newly tested structures at Pinguino show potential for the development of a significant silver resource.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company’s control.  These risks and uncertainties include, among other things, competition for qualified personnel and risks that are inherent in Argentex's operations including the risk that the Company may not find any minerals in commercially feasible quantity or raise funds sufficient to prosecute its exploration plans.  These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.